Exhibit 99.1

Release	Immediate
Date	March 22, 2006
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com

Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Reports Ninth Consecutive Quarter of Year-Over-Year Growth in Sales and Earnings

Webcast to be held Thursday, March 23, 2006, at 9:30 AM EST

Herman Miller, Inc., today announced results for the third quarter ended March 4, 2006. Sales were up 10.9% from the year-ago period. Orders and backlog also improved significantly over the prior-year levels, with orders up 16.6% and backlog increasing 11.9%. Net earnings were $22.4 million, or $.33 per share, an increase of 33.3% over net earnings of $16.8 million for the same period in the prior year. The ending cash balance of $106.9 million reflects continued strength in cash flows, offset by $20.2 million in voluntary contributions to the company’s employee pension funds and also $70.7 million of share repurchases during the quarter.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended			Nine Months Ended
	03/04/06	2/26/05	Percent Change	03/04/06	2/26/05	Percent Change
Net Sales	$424.0	$382.4	10.9%	$1,293.1	$1,108.1	16.7%
Gross Margin	137.9	122.9	12.2%	423.6	355.0	19.3%
Operating Expenses	101.0	93.7	7.8%	303.1	277.1	9.4%
Operating Earnings	36.8	28.9	27.3%	120.2	77.0	56.1%
Net Earnings	22.4	16.8	33.3%	74.1	46.4	59.7%
Earnings per share - diluted	0.33	0.24	37.5%	1.07	0.65	64.6%
Orders	397.6	341.1	16.6%	1,324.0	1,113.7	18.9%
Backlog	240.7	215.1	11.9%

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Consolidated sales for the quarter were $424.0 million, up 10.9% from the same period a year ago. The prior year’s sales of $382.4 million included $12.3 million of sales from dealerships that are no longer owned or consolidated under FIN 46. Excluding the impact of the prior year sales from these dealerships, the growth in sales would be 14.6%. Orders in the quarter were $397.6 million, up 16.6% from the same period a year ago. The prior year’s orders of $341.1 million included $5.6 million of orders from dealerships that are no longer owned or consolidated under FIN 46. Excluding the impact of the prior year orders from these dealerships, the growth in orders would be 18.5%.

“Our continued operating strength enabled us to begin aggressively implementing the $150 million share repurchase authorization approved by the board during the quarter,” said Beth Nickels, Chief Financial Officer. “Confidence in our current business model and growth strategy, combined with robust office furniture demand, provided us with an excellent opportunity to enhance our capital structure. Strong profitability this quarter, along with the repurchase of over 2.3 million shares, contributed to our continued growth in earnings per share.”

Gross margin as a percentage of sales improved to 32.5% as compared to 32.1% from the prior year. The increase was driven primarily by leverage of overhead gained from higher volume, partially offset by higher freight costs. On a sequential basis, gross margins declined from the 32.8% achieved in the second quarter mostly due to loss of leverage on seasonally lower volumes.

Operating expenses for the quarter totaled $101.0 million or 23.8% of sales compared to $93.7 million or 24.5% of sales for the same period in fiscal 2005. The prior year’s quarter included $3.0 million of operating expenses related to dealerships that are no longer owned or consolidated under FIN 46. Most of the increased spending was the result of employee benefit costs, variable selling and incentive compensation, and new product development costs.

“We are looking forward to several new product launches that will make this an exciting year for Herman Miller,” stated Ms. Nickels. “The increased new product spending reflects our intent to continue as the innovation leader in the industry. At NeoCon this year we will be showcasing two new systems product solutions, a new executive chair from Geiger, and both new and reissued designs from Herman Miller for the Home.”

The effective tax rate was 34.0% for the quarter, as compared to 35.4% for the same period last year. This quarter’s lower rate reflects the benefits of the manufacturing incentive provided by the American Jobs Creation Act of 2004.

The company’s ending cash position was $106.9 million. Cash flow from operations for the quarter totaled $37.3 million compared to $40.5 million for the same period last year. Included in the current year’s cash from operations was a voluntary contribution of $20.2 million to the company’s employee pension funds. Capital spending for the quarter was $11.8 million compared to $10.0 million for the same period last year. The company also repurchased approximately 2,363,000 shares of its stock for $70.7 million, at an average price of $29.88 per share.

The company expects sales for the fourth quarter of fiscal 2006 to be in a range of $430 million to $450 million. This represents a 6% to 10% increase over the prior year as reported. The prior year’s fourth quarter sales of $407.5 million included $11.4 million of sales from dealerships that are no longer owned or consolidated under FIN 46. Excluding the impact of the prior year sales from these dealerships, the expected sales would represent a 9% to 14% year-over-year increase. Earnings per share are estimated at $0.34 to $0.38, reflecting the company’s traditional increase in fourth quarter operating expense spending in support of new product launches and the annual NeoCon trade show.

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Brian Walker, Chief Executive Officer, stated: “We’re pleased with this quarter’s sales and orders, and overall we remain positive on the U.S. economy as a whole. We’re making good progress towards our goal of doubling the business by 2010, and it’s been encouraging to see the energy and excitement among our dealers and customers as we’ve shown them the new lines of products that we will formally introduce in June.”

The company has announced a live webcast to discuss the results of fiscal 2006 third quarter on Thursday, March 23, 2006, at 9:30 a.m. EST. The company encourages all interested parties to log in to the website to obtain presentation materials, which will augment the verbal presentation. To ensure your access to the webcast, you should allow extra time to visit our website at hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Herman Miller helps create great places to work, heal, learn, and live by researching, designing, manufacturing, and distributing innovative interior solutions that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated over $1.51 billion in revenue during fiscal 2005. Herman Miller is widely recognized both for its innovative products and business practices. Herman Miller is a recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2006, the company was once again cited by Fortune magazine as the “Most Admired” company in its industry and again included in Business Ethics magazine’s “100 Best Corporate Citizens.” The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, the success of the transition to our new executive management team, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

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Financial highlights for the quarter ended March 4, 2006 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	03/04/06%		2/26/05%

Net Sales	$424.0	100.0%	$382.4	100.0%
Cost of Goods Sold	286.1	67.5%	259.5	67.9%

Gross Margin	137.9	32.5%	122.9	32.1%
Operating Expenses	101.0	23.8%	93.7	24.5%
Restructuring Expenses	0.1	0.0%	0.3	0.1%

Operating Earnings	36.8	8.7%	28.9	7.6%
Other Expense, net	2.8	0.7%	2.7	0.7%

Earnings before Taxes	34.0	8.0%	26.2	6.9%
Income Taxes	11.6	2.7%	9.3	2.4%

Earnings before Minority Interest	22.4	5.3%	16.9	4.4%
Minority Interest, net of Income Taxes	-	0.0%	0.1	0.0%

Net Earnings	$22.4	5.3%	$16.8	4.4%

Earnings Per Share - Basic	$0.33		$0.24
Weighted Average Basic Common Shares	67,239,569		69,565,987
Earnings Per Share - Diluted	$0.33		$0.24
Weighted Average Diluted Common Shares	67,844,161		70,208,452

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Herman Miller Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Nine Months Ended
	03/04/06%		2/26/05%

Net Sales	$1,293.1	100.0%	$1,108.1	100.0%
Cost of Goods Sold	869.5	67.2%	753.1	68.0%

Gross Margin	423.6	32.8%	355.0	32.0%
Operating Expenses	303.1	23.4%	277.1	25.0%
Restructuring Expense	0.3	0.0%	0.9	0.1%

Operating Earnings	120.2	9.3%	77.0	6.9%
Other Expense, net	7.4	0.6%	6.5	0.6%

Earnings Before Taxes	112.8	8.7%	70.5	6.4%
Income Taxes	38.0	2.9%	24.0	2.2%

Earnings before Minority Interest	74.8	5.8%	46.5	4.2%
Minority Interest, net of Income Taxes	0.7	0.1%	0.1	0.0%

Net Earnings	$74.1	5.7%	$46.4	4.2%

Earnings Per Share - Basic	$1.08		$0.66
Weighted Average Basic Common Shares	68,443,124		70,303,607
Earnings Per Share - Diluted	$1.07		$0.65
Weighted Average Diluted Common Shares	69,085,805		70,912,964

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Herman Miller Inc.

Condensed Consolidated Statements of Cash Flows(Unaudited)
(Dollars in millions)

	Nine Months Ended

	03/04/06	2/26/05

Net Earnings	$74.1	$46.4

Cash Flows provided by Operating Activities	102.4	72.7
Cash Flows used for Investing Activities	(30.2)	(26.5)
Cash Flows used for Financing Activities	(119.6)	(75.8)
Effect of Exchange Rates	(0.1)	4.6

Net Decrease in Cash	(47.5)	(25.0)
Cash, Beginning of Year	154.4	189.2

Cash, End of Period	$106.9	$164.2

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	03/04/06	05/28/05

	(Unaudited)	(Audited)
Assets
Current Assets
Cash and equivalents	$106.9	$154.4
Short-term investments	15.8	13.9
Accounts receivable (net)	157.8	169.8
Inventories	46.3	46.7
Assets Held for Sale Current	-	0.4
Prepaid expenses and other	48.6	49.0

Totals	375.4	434.2
Net Property and Equipment	195.5	195.4
Other Assets	76.2	75.9

Total Assets	$647.1	$705.5

Liabilities and Shareholders' Equity
Current Liabilities
Unfunded checks	$4.6	$7.9
Current long-term debt	13.0	13.0
Accounts Payable	101.4	106.6
Accrued liabilities	164.2	157.4

Totals	283.2	284.9
Long-term Debt	179.0	181.0
Other Noncurrent Liabilities	56.0	69.0
Minority Interest	0.1	0.1
Shareholders' Equity	128.8	170.5

Total Liabilities and Shareholders' Equity	$647.1	$705.5

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